================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             SIEBEL SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         [LOGO OF SIEBEL SYSTEMS, INC.]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 2000

To the Stockholders of Siebel Systems, Inc.:

   Notice Is Hereby Given that the Annual Meeting of Stockholders of Siebel Systems, Inc., a Delaware corporation (the "Company"), will be held on June 7, 2000 at 11:00 a.m., local time at the Company's principal executive office at 1855 South Grant Street, San Mateo, CA 94402 for the following purposes:

  1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

  2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on April 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Jeffrey T. Amann
                                          Jeffrey T. Amann
                                          Secretary

San Mateo, California
May 4, 2000

                               ----------------

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                         [LOGO OF SIEBEL SYSTEMS, INC.]

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Siebel Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 7, 2000, at 11:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive offices at 1855 South Grant Street, San Mateo, CA 94402. This proxy statement and accompanying proxy card were mailed on or about May 4, 2000 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on April 20, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2000, the Company had outstanding and entitled to vote 199,193,308 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices at 1855 South Grant Street, San Mateo, California 94402, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   Pursuant to the Company's bylaws, a stockholder proposal or a nomination for director that is not to be included in the proxy statement and proxy at the Company's 2001 annual meeting of stockholders must provide specified information to the Company between March 9, 2001 and April 6, 2001 (unless such matters are included in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended).

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Amended and Restated Certificate of Incorporation and bylaws provide that the Board of Directors shall be divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified.

   The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company and was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management of the Company may propose. Each person nominated for election has agreed to serve if elected and management of the Company has no reason to believe that any nominee will be unable to serve.

   Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2003 Annual Meeting

   Eric E. Schmidt, Ph.D., age 44, has served as a Director of the Company since May 1996. Since April 1997, Dr. Schmidt has been the Chairman of the Board of Directors and the Chief Executive Officer of Novell, Inc., a software supplier for large networks. From 1983 to 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., including Chief Technology Officer; Corporate Executive Officer; President, Sun Technology Enterprises; Vice President, General Systems Group; and Vice President and General Manager, Software Products division. Prior to joining Sun Microsystems, Inc., Dr. Schmidt was a member of the research staff at the Computer Science Lab at Xerox Palo Alto Research Center (PARC). He also held positions at Bell Laboratories, Inc. and ZiLOG, Inc., a developer of semiconductor technology. Dr. Schmidt received a B.S. in Electrical Engineering from Princeton University, an M.S. in Electrical Engineering and a Ph.D. in Computer Science from the University of California at Berkeley.

   A. Michael Spence, Ph.D., age 56, has served as a Director of the Company since October 1995. Dr. Spence currently serves as Professor of Management in the Graduate School of Business at Stanford University. From 1990 until 1999, Dr. Spence served as Phillip H. Knight Professor and Dean of the Graduate School of Business at Stanford University. From 1984 to 1990, Dr. Spence served as Dean of Faculty of Arts and Sciences at Harvard University. Dr. Spence also serves as a director of eGain Communications Corp., General Mills, Inc., Nike, Inc., Torstar Corporation and ITI Education Corporation. Dr. Spence received a B.A. in Philosophy from Princeton University, a B.A. and an M.A. in Mathematics from Oxford University and a Ph.D. in Economics from Harvard University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE FOR EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2001 Annual Meeting

   Charles R. Schwab, age 62, has served as a Director of the Company since October 1994. Since November 1997, Mr. Schwab has been the Chairman of the Board of Directors and Co-Chief Executive Officer of The Charles Schwab Corporation, a brokerage firm founded in 1971 by Mr. Schwab, and served as Chairman and Chief Executive Officer from 1987 until November 1997. Mr. Schwab also serves as a director of The Gap, Inc., Transamerica Corporation and AirTouch Communications, Inc. Mr. Schwab is a member of the Board of Trustees of Stanford University and a member of the Board of Directors of the National Park Foundation. Mr. Schwab received a B.A. in Economics from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University.

   George T. Shaheen, age 55, has served as a Director of the Company since October 1995. Mr. Shaheen has been President and Chief Executive Officer and a member of the Board of Directors of Webvan Group, Inc. since September 1999. From 1989 to September 1999, Mr. Shaheen was the Managing Partner of Andersen Consulting. Mr. Shaheen was a partner of Andersen Consulting from 1977 to September 1999 and held various other positions at Andersen Consulting from 1967 to 1977. Mr. Shaheen is on the Board of Trustees at Bradley University and is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Business. Mr. Shaheen received a B.S. in Marketing and an M.B.A. from Bradley University.

Directors Continuing in Office Until the 2002 Annual Meeting

   Thomas M. Siebel, age 47, has served as Chairman and Chief Executive Officer of the Company since its inception in July 1993. From July 1993 until May 1999, Mr. Siebel also served as the Company's President. From July 1991 until December 1992, he served as Chief Executive Officer of Gain Technology, a multimedia software company which merged with Sybase in December 1992. Mr. Siebel served as President and Chief Operating Officer of Gain Technology from May 1991 to July 1991. From January 1984 until September 1990, Mr. Siebel worked at Oracle Corporation where he held a number of executive management positions including Vice President, Product Line Marketing; Group Vice President, Industry Marketing; Group Vice President and General Manager Direct Marketing Division, and most recently, Group Vice President, Oracle USA. Mr. Siebel is a graduate of the University of Illinois at Urbana-Champaign from which he holds a B.A. in History, an M.B.A. and an M.S. in Computer Science.

   James C. Gaither, age 62, has served as a Director of the Company since February 1994. From February 1994 to April 1998, Mr. Gaither served as Secretary of the Company. Since 1971, Mr. Gaither has been a Partner of the law firm Cooley Godward LLP. Prior to beginning his law practice with Cooley Godward LLP in 1969, Mr. Gaither served as law clerk to The Honorable Earl Warren, Chief Justice of the United States; Special Assistant to the Assistant Attorney General in the U.S. Department of Justice; and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace, RAND, The William and Flora Hewlett Foundation, and The James Irvine Foundation. Mr. Gaither is a director of Amylin Pharmaceuticals, Inc., Basic American, Inc., nVidia Corporation and Levi Strauss & Company. Mr. Gaither received a B.A. in Economics from Princeton University and a J.D. from Stanford University.

Board Committees and Meetings

   During the fiscal year ended December 31, 1999, the Board of Directors held five meetings. The Board of Directors has an Audit Committee and a Compensation Committee.

   The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions. In performing its duties, the Audit Committee conducts quarterly meetings with the Company's independent auditors. To ensure that the Audit Committee has an independent and confidential view of the Company's management and internal controls as they relate to the quality and reliability of the Company's financial statements, these meetings are conducted independent of the Company's management. The Audit Committee is composed of three non-employee directors: Messrs. Gaither, Schwab and Shaheen. The Audit Committee met five times during the fiscal year ended December 31, 1999.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's 1996 Equity Incentive Plan and 1998 Equity Incentive Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Drs. Schmidt and Spence. The Compensation Committee met one time during the fiscal year ended December 31, 1999.

   During the fiscal year ended December 31, 1999, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since its inception in 1993. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                             A VOTE FOR PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of March 31, 2000 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four most highly compensated officers for the year ended December 31, 1999; and (iv) all directors and executive officers of the Company as a group.

                                                                  Shares
                                                               Beneficially
                                                                 Owned(1)
                                                            ------------------
Principal Stockholders, Directors and Officers                Number   Percent
----------------------------------------------              ---------- -------
Thomas M. Siebel(2)........................................ 30,378,651  14.7%
 1855 South Grant Street
 San Mateo, CA 94402

The TCW Group, Inc.(3)..................................... 13,447,726   6.8
 865 South Figueroa Street
 Los Angeles, CA 90017

Patricia A. House(4).......................................  2,917,451   1.5

Craig D. Ramsey(5).........................................  2,129,252   1.1

R. David Schmaier(6).......................................    499,654     *

Paul Wahl(7)...............................................    301,787     *

James C. Gaither(8)........................................    299,428     *

Eric E. Schmidt, Ph.D.(9)..................................    715,678     *

Charles R. Schwab(10)......................................  2,612,335   1.3

George T. Shaheen(11)......................................    961,010     *

A. Michael Spence, Ph.D.(12)...............................    547,800     *

All directors and executive officers as a group (13
 persons)(13).............................................. 42,005,888  19.8%

--------
  *   Represents beneficial ownership of less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 198,903,851 shares of Common Stock outstanding as of March 31, 2000.
 (2) Includes 21,103,454 shares held as trustee under the Siebel Living Trust u/a/d 7/27/93 and 1,174,952 shares held by Siebel Asset Management, L.P. of which Mr. Siebel is a General Partner, 50,000 shares held by First Virtual Capital Inc., of which Mr. Siebel is President and 245 shares held by the Hunter Rose Siebel Irrevocable Trust, of which Mr. Siebel is the trustee. Also includes 8,050,000 shares issuable to Mr. Siebel upon exercise of outstanding options exercisable within 60 days of March 31, 2000.
 (3) Based solely on information contained on Schedule 13G filed with the SEC. Includes 337,497 shares that would be derived from the conversion of $14,425,000 face amount of Rule 144A 5% Convertible Subordinated Debentures due September 15, 2006, held indirectly by The TCW Group, Inc.
 (4) Includes 1,860,713 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000.
 (5) Includes 148,572 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000. Also includes 16,800 shares held by Mr. Ramsey's wife.
 (6) Includes 317,422 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000. Also includes 688 shares held by Mr. Schmaier's wife.

 (7) Includes 301,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000.
 (8) Includes 187,600 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000.
 (9) Includes 627,678 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000.
(10) Includes 231,600 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000. Also includes 300,000 shares held by the Charles and Helen Schwab Family Foundation and Schwab Family Partners to which Mr. Schwab disclaims beneficial ownership, 200,000 shares held by the Schwab Family Partners and 16,000 shares held by Mr. Schwab's daughter.
(11) Includes 704,000 shares issuable upon early exercise of options subject to vesting through February 2001, 231,600 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2000 and 25,410 shares held by the Shaheen Revocable Trust.
(12) Includes 70,400 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 2000. Also includes 231,600 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Also includes 137,500 shares held by A. Michael Spence, Trustee or Successor Trustee under The A. Michael Spence Revocable Trust u/a/d October 26, 1996. Also includes 900 shares held by
      A. Michael Spence TTEE by James Graham Spence Trust, 900 shares held by
      A. Michael Spence TTEE by Cathy B. Spence Irrevocable Trust and 900 shares held by A. Michael Spence TTEE by Marya W. Spence Irrevocable Trust.
(13) Includes 13,528,785 shares issuable upon exercise of options held by all executive officers and directors exercisable within 60 days of March 31, 2000. See footnotes (2) and (3) through (12).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering the exercise of an option and the subsequent sale of shares, was filed late by Mr. Schmaier.

                             EXECUTIVE COMPENSATION

Directors' Compensation

   The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but Directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

Executive Compensation

   The following table sets forth for the fiscal years ended December 31, 1999, 1998 and 1997, the compensation earned by the Company's Chief Executive Officer and the four most highly compensated executive officers during such periods whose salary and bonus for the fiscal year ended December 31, 1999 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year (collectively, the "Named Executive Officers"):

                                                                    Long-term
                                                                   Compensation
                                         Annual Compensation          Awards
                                       ------------------------    ------------
                                                                    Securities
                                                                    Underlying
     Name and Principal Position       Year  Salary   Bonus($)       Options
     ---------------------------       ---- -------- ----------    ------------
Thomas M. Siebel...................... 1999 $500,000 $2,588,251     4,000,000
 Chairman of the Board and Chief
  Executive Officer                    1998  200,000    600,000     4,000,000
                                       1997  180,000    140,000     2,800,000

Paul Wahl(1).......................... 1999  305,128    466,667     2,000,000
 President and Chief Operating Officer 1998      --         --            --
                                       1997      --         --            --

Patricia A. House Executive Vice
 President and Co-Founder............. 1999  300,000    500,000       100,000
                                       1998  175,500    500,000     1,000,000
                                       1997  150,000    160,000     1,600,000

Craig D. Ramsey....................... 1999  250,000    503,247(2)          0
 Senior Vice President, Worldwide
  Operations                           1998  150,000    454,195(3)  1,400,000
                                       1997  115,000    331,000(4)    400,000

R. David Schmaier..................... 1999  250,000    500,000       100,000
 Senior Vice President, Products       1998  130,000    400,000     1,200,000
                                       1997   90,000    200,000       400,000

--------
(1)  Mr. Wahl joined the Company in May 1999.
(2)  Represents $500,000 commissions earned in 1999.
(3)  Represents $450,000 commissions earned in 1998.
(4)  Represents commissions earned in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The Company grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan"). As of December 31, 1999, options to purchase a total of 27,993,734 shares were outstanding under the 1996 Plan and options to purchase 42,886,883 shares remained available for grant thereunder and options to purchase a total of 28,561,538 shares were outstanding under the 1998 Equity Incentive Plan (collectively, the "Plans") and options to purchase 10,201,142 shares remained available for grant thereunder.

   The following tables show, for the fiscal year ended December 31, 1999 certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers:

                                                                        Potential Realizable
                                                                       Value at Assumed Annual
                         Number of     % of Total                       Rates of Stock Price
                         Securities     Options   Exercise             Appreciation for Option
                         Underlying    Granted to or Base                     Term (5)
                          Options      Employees   Price   Expiration -------------------------
                         Granted(#)    in 1999(4)  ($/sh)     Date         5%           10%
                         ----------    ---------- -------- ---------- ------------ ------------
Thomas M. Siebel........ 2,000,000(1)             $9.8125   12/31/08  $ 12,363,750 $ 31,203,750
                         2,000,000(2)     15.3%    81.063   12/15/09   102,139,380  257,780,340

Paul Wahl............... 2,000,000(3)      7.6     19.219    5/20/09    24,215,940   61,116,420

Patricia A. House.......   100,000(2)      0.4     81.063   12/15/09     5,106,969   12,889,017

Craid D. Ramsey.........       --          --         --         --            --           --

R. David Schmaier.......   100,000(2)      0.4     81.063   12/15/09     5,106,969   12,889,017

--------
(1) Options vest at a rate of 5% each quarter after January 1, 1999 and have a term of 10 years.
(2) Options vest at a rate of 5% each quarter after January 1, 2000 and have a term of 10 years.
(3) Options vest at a rate of 5% on August 21, 1999 and an additional 5% each quarter thereafter.
(4) Based on an aggregate of 26,200,300 shares subject to options granted to employees pursuant to the Company's Plans in the fiscal year ended December 31, 1999, including grants to the Named Executive Officers.
(5) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

   AGGREGATED OPTIONS EXERCISED IN 1999 AND YEAR-END OPTION VALUES

   The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1999 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1999.

                                                   Number of Securities Underlying       Value of Unexercised
                                                             Unexercised               In-the-Money Options at
                            Shares       Value    Options at December 31, 1999 (#)      December 31, 1999 (2)
                         Acquired on   Received   ----------------------------------  --------------------------
Name                     Exercise (#)     (1)       Exercisable      Unexercisable    Exercisable  Unexercisable
----                     ------------ ----------- ---------------  -----------------  ------------ -------------
Thomas M. Siebel........  1,000,000   $50,586,170        6,400,000        10,600,000  $512,300,000 $669,662,500
Paul Wahl...............        --            --           200,000         1,800,000    12,956,250  116,606,250
Patricia A. House.......        --            --         1,504,284         2,795,716   119,977,484  212,563,766
Craig D. Ramsey.........        --            --           867,142         1,732,858    70,902,649  130,844,811
R. David Schmaier.......    408,434    15,485,290          248,708         1,482,858    18,584,815  105,342,210

--------
(1) Based on the fair market value of the Company's Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.
(2) Based on the fair market value of the Company's Common Stock as of December 31, 1999 ($84.00 per share), minus the exercise price, multiplied by the number of shares underlying the options.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

   The Board of Directors of the Company has delegated to the Compensation Committee of the Board of Directors (the "Committee") the authority to establish and administer the Company's compensation programs. The Committee is comprised of two non-employee directors: Drs. Eric E. Schmidt and A. Michael Spence. The Committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

   The policies of the Committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. To emphasize sustained performance of the Company's executive officers, the Committee has adopted policies to align executive compensation with the creation of stockholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements:

  1. The Company pays base salaries that are generally competitive with other leading computer software companies with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executives and other key employees, the Company regularly compares its salaries with those of its competitors and sets salary parameters based on this review;

  2. The Company pays cash bonuses based on the achievement of specific operating goals and high levels of performance; and

  3. The Company provides significant equity-based incentives pursuant to the Company's 1996 Equity Incentive Plan, the 1998 Equity Incentive Plan and Employee Stock Purchase Plan to ensure that the Company's executive officers and key employees are motivated to achieve the Company's long term goals.

Base Salary

   The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading computer software companies with which the Company competes for personnel. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, with the goal of maintaining salaries at or below the comparable industry median. Base salary levels are established based on an annual review of published executive salary levels at software companies with comparable revenues and on the basis of individual performance. The industry group index shown on the Company's Performance Measurement Comparison Graph includes the larger software companies included in the Company's compensation survey. Periodic increases in base salary are the result of individual contributions evaluated against established annual and long-term performance objectives and an annual salary survey of software companies with comparable revenues.

Cash Bonuses

   Cash bonus awards are another component of the Company's compensation program and are designed to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary individual performance. Bonuses, if any, are linked to both the achievement of specified individual and corporate goals as well as a review of personal performance which is determined at the discretion of the Committee. Target bonus levels for 1999 were established based in part on an annual review of published executive total compensation levels at software companies with comparable revenues. Corporate performance goals upon which 1999 bonuses were based included: the execution of license agreements with a number of significant new customers; continuation of high customer satisfaction levels; expansion of a worldwide sales and marketing infrastructure; the introduction of additional products and the improvement of the Company's existing products; completion of several strategic acquisitions; and the meeting of quarterly and annual revenue, profitability and other financial goals, including an increase in annual revenue from $410 million in 1998 to $791 million in 1999. In January 2000, the Committee reviewed the Company's 1999 corporate performance goals and determined that all of the goals had been achieved. Based on such achievement, the Committee awarded bonuses to most of its executive officers (including all Named Executive Officers), which equaled or exceeded targeted bonus levels. Bonuses to executive officers ranged from 93% to 500% of 1999 base compensation. Commissions totaling 200% of base compensation were paid to the Company's Senior Vice President, Worldwide Operations based on the achievement of certain specified sales goals.

Equity Compensation

   The 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan offered by the Company have been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of stockholders, executives and employees should thereby be closely aligned. Executives are eligible to receive stock options at the discretion of the Committee, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's 1996 Equity Incentive Plan or 1998 Equity Incentive Plan, as applicable. All outstanding options held by executive officers vest over a period of not less than four years and expire ten years from the date of grant.

   As total cash compensation for executive officers of the Company is targeted to be at or below the median for software companies with comparable revenues, the Company has used stock options as the primary incentive to attract and motivate its executive officers. The goal of the Committee is to provide equity compensation for executive officers, including the Chief Executive Officer, which equals levels at comparable companies. Within such range, option amounts are based on salary grade within the Company and the achievement of overall Company and individual performance goals as discussed above. After considering the criteria relating to awarding stock options, the Committee determined that certain executive officers, including the Chief Executive Officer, would receive option grants in fiscal 1999. All such options vest over a five-year period. See "Option Grants in Last Fiscal Year."

   Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined to satisfy the requirements for "performance-based compensation" with respect to compensation awarded to its Named Executive Officers to the extent then practicable.

Chief Executive Officer Compensation

   The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for Thomas M. Siebel, the Company's Chairman and Chief Executive Officer. Mr. Siebel's base salary for 1999 increased from $200,000 in 1998 to $500,000 in 1999. During 1999, the Company achieved all its corporate objectives. The Committee concluded that Mr. Siebel was a very significant contributor in accomplishing these objectives. For 1999, the Committee awarded Mr. Siebel a bonus of approximately five times his base salary. This amount was equal to the target bonus established for him for the year. Despite the bonus granted, based on a survey by the Company in October 1999, the total cash compensation paid to Mr. Siebel in 1999 was below the average for chief executive officers of comparable companies. Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In 1999, Mr. Siebel received option grants to purchase (i) 2,000,000 shares of the Company's Common Stock at an exercise price of $9.81 per share and (ii) 2,000,000 shares of the Company's Common Stock at an exercise price of $81.06 per share. Such options vest over a five-year period from the applicable date of grant. In determining such grants, the Committee reviewed the stock option positions provided to chief executive officers of comparable software companies in connection with their employment services. These grants were intended to continue to maintain the overall competitiveness of Mr. Siebel's compensation package and strengthen the alignment of Mr. Siebel's interests with those of the stockholders during a crucial phase of the Company's development.

Summary

   The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other leading software companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.

                                          Compensation Committee

                                          Eric E. Schmidt
                                          A. Michael Spence

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   As noted above, the Company's Compensation Committee consists of Drs. Eric
E. Schmidt and A. Michael Spence.

   See "Certain Relationships and Related Transactions" for a description of transactions between the Company, members of the Compensation Committee and/or entities affiliated with members of the Compensation Committee.

Performance Measurement Comparison(1)

   The following graph shows the total stockholder return of an investment of $100 in cash on June 28, 1996 for (i) the Company's Common Stock, (ii) The Nasdaq Stock Market-U.S. Index (the "Nasdaq Index") and (iii) the Chase H&Q Technology Index (the "Chase H&Q Technology Index"). All values assume reinvestment of the full amount of all dividends.

                              [GRAPH APPEARS HERE]

       Comparison of Cumulative Total Return Among Siebel Systems, Inc.,
        Nasdaq Stock Market-U.S. Index and the Chase H&Q Technology (2)

         Measurement Period                             Nasdaq Stock Chase H&Q
     (Fiscal Year Covered)(3)(4)   Siebel Systems, Inc. Market-U.S.  Technology
     ---------------------------   -------------------- ------------ ----------
               6/28/96                    100.00           100.00      100.00
               6/30/96                    180.88           101.66      101.37
               7/31/96                    175.00            92.61       90.95
               8/31/96                    241.91            97.81       96.46
               9/30/96                    244.85           105.28      107.61
              10/31/96                    320.59           104.12      106.07
              11/30/96                    264.71           110.58      118.58
              12/31/96                    317.65           110.48      115.39
               1/31/97                    205.88           118.32      127.75
               2/28/97                    208.82           111.78      117.32
               3/31/97                    197.06           104.49      109.99
               4/30/97                    213.24           107.75      114.06
               5/31/97                    308.82           119.95      131.23
               6/30/97                    379.41           123.63      132.39

      Measurement Period                             Nasdaq Stock   Chase H&Q
     (Fiscal Year Covered)    Siebel Systems, Inc.   Market-U.S.    Technology
     ---------------------    --------------------   ------------   ----------
            7/31/97                  400.00             136.66        153.69
            8/31/97                  425.00             136.47        154.12
            9/30/97                  500.74             144.56        160.44
           10/31/97                  475.00             137.02        143.30
           11/30/97                  489.71             137.75        141.81
           12/31/97                  491.91             135.38        135.28
            1/31/98                  579.41             139.66        143.96
            2/28/98                  723.53             152.80        161.08
            3/31/98                  676.47             158.44        163.81
            4/30/98                  608.82             161.11        170.18
            5/31/98                  535.29             152.16        157.77
            6/30/98                  758.82             162.79        167.70
            7/31/98                  638.24             160.89        165.58
            8/31/98                  441.18             129.08        130.23
            9/30/98                  675.00             147.00        149.07
           10/31/98                  480.88             153.35        161.64
           11/30/98                  570.59             168.86        180.86
           12/31/98                  798.53             190.76        210.43
            1/31/99                 1029.41             218.51        239.21
            2/28/99                 1035.29             198.92        212.71
            3/31/99                 1117.65             213.39        229.17
            4/30/99                  904.41             219.39        237.82
            5/31/99                 1071.32             214.33        241.09
            6/30/99                 1560.29             233.47        271.42
            7/30/99                 1391.18             230.07        267.71
            8/31/99                 1616.18             239.19        280.74
            9/30/99                 1567.65             238.80        287.14
           10/31/99                 2583.82             256.15        317.27
           11/30/99                 3300.00             283.48        370.87
           12/31/99                 3952.94             344.64        469.95

--------
(1) This section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The Nasdaq Index is calculated by the Center for Research in Securities Prices. The Chase H&Q Technology Index is calculated by Chase H&Q LLC.
(3) The Company's initial public offering commenced on June 28, 1996 and the Company's 1999 fiscal year ended December 31, 1999.
(4) Assumes that $100.00 was invested on June 28, 1996 in the Company's Common Stock at the Company's initial public offering price of $4.25 per share, after giving effect to a 2-for-1 split of the Company's Common Stock in December 1996, February 1998 and November 1999, and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Company and Andersen Consulting LLP have entered into a Master Alliance Agreement, dated March 17, 1995, pursuant to which Andersen Consulting LLP provides the Company related professional services to the Company's customers, and a Software License and Services Agreement, dated January 1, 1995, pursuant to which Andersen Consulting LLP made payments of approximately $4,626,111 to the Company in fiscal 1999.

   James C. Gaither, a Director of the Company, is a partner of Cooley Godward LLP, which has provided legal services to the Company since its inception.

   Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, makes his aircraft available for business use by the Company for no charge. The Company operates and maintains the aircraft or contracts with third parties to perform those services. During fiscal 1999, Mr. Siebel reimbursed the Company $98,492 for the Company's operating costs related to his nominal non-Company business and personal use of the aircraft.

   The Company effected a $2 million interest-bearing loan to Paul Wahl, the Company's President and Chief Operating Officer, in connection with Mr. Wahl's employment with the Company. The loan was intended to assist Mr. Wahl finance his primary residence, and was secured by the value of such residence. Mr. Wahl paid off the principal of the loan in full in February 2000, together with all interest accrued thereon.

   In November 1998, Sales.com, Inc. was formed as a wholly owned subsidiary of the Company. In December 1999, Sales.com received an investment of approximately $18.1 million from outside investors and an investment of approximately $18.4 million from the Company. Of the investment by the Company, $9 million was used by Sales.com to repay previous advances by the Company. Thomas M. Siebel and Patricia A. House, the Company's Chairman and Chief Executive Officer and Executive Vice President and Co-Founder, respectively, are directors of Sales.com.

   The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's bylaws.

   The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Jeffrey T. Amann
                                          Jeffrey T. Amann
                                          Secretary

May 4, 2000

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations: Siebel Systems, Inc., 1855 South Grant Street, San Mateo, California 94402.

                             SIEBEL SYSTEMS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 7, 2000

     The undersigned hereby appoints Thomas M. Siebel and Howard H. Graham, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Siebel Systems, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Siebel Systems, Inc. to be held at the Company's principal executive offices at 1855 South Grant Street, San Mateo, CA 94402 on Wednesday, June 7, 2000 at 11:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
                                                                        ---
         ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE
                                               ---
  SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE
          INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   (Continued and to be signed on other side)

                              FOLD AND DETACH HERE

                                Please mark [X]
                                   your vote
                                 as indicated


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.
                                               ---

PROPOSAL 1: To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

[_] FOR all nominees listed below       [_]  WITHHOLD AUTHORITY to vote
    (except as marked to the contrary        for all nominees listed below.
    below).

NOMINEES:  Eric E. Schmidt, Ph.D. and A. Michael Spence, Ph.D.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW:


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
                                                     ---

PROPOSAL 2: To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

                  [_] FOR        [_] AGAINST      [_] ABSTAIN

                  (Continued and to be signed on other side)

DATED ______________, 2000  ______________________________________________

                      SIGNATURE(S)

                      Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.